Exhibit 10.1

SOMERA COMMUNICATIONS SALES, INC.

JAY HILBERT EMPLOYMENT AGREEMENT

This Agreement is entered into and shall be effective as of February 16, 2005 (the “Effective Date”) by and between Somera Communications Sales, Inc. (the ”Company”), and Jay Hilbert (“Executive”).

1. Duties and Scope of Employment.

(a) Positions and Duties. As of the Effective Date, Executive will serve as Senior Vice President, Marketing and Sales of the Company. Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position within the Company, and shall report to the President and Chief Executive Officer of Somera Communications, Inc.. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.” It is expressly understood that nothing in the foregoing shall preclude the Company from making any organizational and reporting changes it may deem necessary to most effectively operate the business of the Company subject to Section 8(c).

(b) Obligations. During the Employment Term, Executive will perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board of Directors of Somera Communications, Inc. (the “Board”). Executive has provided to the President and Chief Executive Officer of Somera Communications, Inc. any potential conflicting obligations, a copy of which is attached hereto as Exhibit A, and the President and Chief Executive Officer of Somera Communications, Inc. has approved of and consented to each and every obligation thereon; provided that such obligations will not interfere with Executive’s ability to perform Executive’s duties hereunder.

2. At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither Executive’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive’s employment with the Company.

3. Compensation.

(a) Base Salary. During the Employment Term, the Company will pay Executive as compensation for Executive’s services a base salary at the annualized rate of $250,000 (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding.

(b) Bonus. Executive shall be a participant in the Company’s FY 2005 Sales Executive Compensation and Responsibilities Plan or such equivalent successor plan (the “Incentive

Plan”) as may be adopted by the Company and be eligible to earn an annual bonus of up to $200,000 (at the base plan level and in excess of $200,000 if goals and objectives are exceeded) based upon the performance of Executive’s sales and marketing organization to be paid according to the terms of the Incentive Plan. In addition, Executive is eligible to participate in the Company’s Operating Income Bonus Plan (the “OI Plan”), based upon Company performance and profitability in an annual amount up to 25% of the Base Salary ($62,500), subject to the terms of the OI Plan.

(c) Stock Option. The Company shall recommend to the Company’s Board of Directors (the “Board”) that Executive be granted a stock option, which will be, to the extent possible under the $100,000 rule of Section 422(d) of the Internal Revenue Code of 1986, as amended (the “Code”), an “incentive stock option” (as defined in Section 422 of the Code), to purchase up to 375,000 shares of the Company’s Common Stock at an exercise price equal to the price per share of the Company’s Common Stock as listed on the Nasdaq National Market on the date of grant as determined by the Board (the “Option”). Subject to the accelerated vesting provisions set forth herein, the Option will vest as to 25% of the shares subject to the Option one year after the date of grant, and as to 1/48th of the shares subject to the Option monthly thereafter, so that the Option will be fully vested and exercisable four (4) years from the date of grant, subject to Executive’s continued service to the Company on the relevant vesting dates. The Option will be subject to the terms, definitions and provisions of the Company’s 1999 Stock Option Plan (the “Option Plan”) and the stock option agreement by and between Executive and the Company (the “Option Agreement”), both of which documents are incorporated herein by reference.

4. Executive Benefits. During the Employment Term, Executive will be entitled to participate in all employee benefit plans currently and hereafter maintained by the Company of applicability to other senior executives of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, and flexible-spending account plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5. Vacation. Executive will be entitled to paid vacation of three (3) weeks per year in accordance with the Company’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.

6. Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7. Severance.

(a) Involuntary Termination. If (i) Executive’s employment with the Company terminates other than voluntarily or for “Cause” (as defined herein), and (ii) Executive signs and does not revoke a standard release of claims with the Company, then subject to Section 10, Executive shall be entitled to receive continuing payments of severance pay (less applicable withholding taxes) at a rate equal to Executive’s Base Salary rate, as then in effect, for a period of six (6) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll policies. In no event shall Executive be entitled to any bonus amounts under the Incentive Plan or the OI Plan for the period in which Executive’s employment with the Company terminates. Additionally, the Company shall waive the cost for the Executive to continue Executive’s group medical coverage with the Company should Executive decide to exercise Executive’s right to do so in accordance with Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”). Such waiver of cost shall cease upon the earlier of six (6) months from the effective date of such coverage or the date in which the Executive obtains equivalent coverage elsewhere.

(b) Voluntary Termination; Termination for Cause. If Executive’s employment with the Company terminates voluntarily by Executive or for “Cause” by the Company, then (i) all vesting of the Option will terminate immediately and all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (ii) Executive will not be eligible for severance benefits.

(c) Change of Control. If within twelve (12) months following a “Change of Control” (as defined below) (i) Executive terminates his or her employment with the Company or successor corporation other than voluntarily, (ii) Executive terminates his or her employment with the Company or successor corporation as a result of Constructive Termination, or (iii) the Company or the successor corporation terminates Executive’s employment with the Company or successor corporation for other than “Cause”, death or Disability, then 50% of the shares subject to any options granted to Executive in prior periods or subsequent to the date hereof (the “Options”), shall vest and become exercisable at such time. Thereafter, the Options will continue to be subject to the terms, definitions and provisions of the Option Plan and the respective Option Agreements.

8. Definition of Cause.

(a) Cause. For purposes of this Agreement, “Cause” is defined as: (i) an act of willful dishonesty made by Executive in connection with Executive’s responsibilities as an employee, (ii) Executive’s conviction of, or plea of nolo contendere to, a felony, (iii) Executive’s gross misconduct, which shall include, but is not limited to, fraud, theft, embezzlement, breach of the Company’s Code of Conduct and Conflicts of Interest policy on the part of the Executive and any material breach of the Executive’s responsibilities as an employee or (iv) Executive’s continued substantial violations of Executive’s employment duties after Executive has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed Executive’s duties.

(b) Change of Control. For purposes of this Agreement, “Change of Control” of the Company is defined as: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or (ii) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); (iii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company; or (iv) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

(c) Constructive Termination. For purposes of this Agreement, “Constructive Termination” is defined as the resignation of Executive within sixty (60) days following: (i) a material reduction in Executive’s Base Salary; provided that the materiality qualification of this Section 8(c)(i) shall not apply if such a reduction in Executive’s Base Salary occurs within twelve (12) months following a Change of Control, (ii) a material reduction in Executive’s authority or duties, or (iii) the relocation of Executive to a facility or location more than fifty (50) miles from Executive’s then present location and then present residence, without Executive’s written consent.

9. Confidential Information. Executive agrees to enter into the Company’s standard Confidential Information and Invention Assignment Agreement (the “Confidential Information Agreement”) upon commencing employment hereunder.

10. Conditional Nature of Severance Payments.

(a) Noncompete. Executive acknowledges that the nature of the Company’s business is such that if Executive were to become employed by, or substantially involved in, the business of a competitor of the Company during the twelve (12) months following the termination of Executive’s employment with the Company, it would be very difficult for Executive not to rely on or use the Company’s trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company’s trade secrets and confidential information, Executive agrees and acknowledges that Executive’s right to receive the severance payments set forth in Section 7 (to the extent Executive is otherwise entitled to such payments) shall be conditioned upon Executive not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor having any ownership interested in or participating in the financing, operation, management or control of, any person, firm, corporation or business that directly competes with Company. Upon any breach of this section, all severance payments pursuant to this Agreement shall immediately cease.

(b) Non-Solicitation. Until the date twelve (12) months after the termination of Executive’s employment with the Company for any reason, Executive agrees and acknowledges that Executive’s right to receive the severance payments set forth in Section 7 (to the extent Executive is otherwise entitled to such payments) shall be conditioned upon Executive not either directly or indirectly soliciting, inducing, attempting to hire, recruiting, encouraging, taking away, hiring any employee of the Company or causing an employee to leave his or her employment either for Executive or for any other entity or person.

(c) Understanding of Covenants. Executive represents that he (i) is familiar with the foregoing covenants not to compete and not to solicit, and (ii) is fully aware of Executive’s obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

11. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

12. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Somera Communications, Inc.

6410 Via Real

Carpinteria, California 93013

Attention: General Counsel

If to Executive:

at the last residential address known by the Company.

13. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

14. Arbitration. The parties agree that any controversy or claim arising out of or relating to this Agreement, or any dispute arising out of the interpretation or application of this Agreement, which the parties hereto are unable to resolve, shall be finally resolved and settled exclusively by arbitration as provided in the Arbitration Agreement between the Company and the Executive which is incorporated by reference herein.

15. Integration. This Agreement, together with the Option Plan, Option Agreement, the Arbitration Agreement and the Confidential Information Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral by and between the Company and Executive. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

16. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

17. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

18. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from Executive’s private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

SOMERA COMMUNICATIONS SALES, INC.

By:	/s/ DAVID W. HEARD	Date:	2/16/2005
Name:	David W. Heard
Title:	President and Chief Executive Officer

EMPLOYEE:

/s/ JAY HILBERT		Date:	2/16/2005
Jay Hilbert